Exhibit 99.1

GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A.
Phone:	+1 603 883 5200
Fax:	+1 603 595 6993
Web:	www.gtsolar.com

GT Solar Announces Richard J. Gaynor as CFO

Merrimack, N.H., February 16, 2010 — GT Solar International, Inc. (NASDAQ: SOLR), a global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry, today announced that Richard J. Gaynor has been appointed chief financial officer, effective March 1. Mr. Gaynor fills the CFO position vacated by his predecessor in May 2009.

Gaynor brings to GT Solar a wealth of financial management experience over the last 23 years at global public technology companies. Most recently he was CFO at Sonus Networks (NASDAQ: SONS), a provider of voice over IP infrastructure solutions for wireline and wireless service providers. Prior to Sonus Networks, he served as CFO at Sycamore Networks (SCMR), a global provider of intelligent optical networking hardware and software products.

“We are delighted to have an executive of Rick Gaynor’s caliber and experience on board to lead our finance organization during our next stages of development and growth,” said Tom Gutierrez, president and chief executive officer. “Rick brings extensive financial control and international tax experience to GT Solar and he has been an effective leader at other global R&D-oriented technology companies. I look forward to him serving a key role on the senior leadership team at GT Solar in the years ahead in support of our strategy and initiatives to deliver value to our shareholders. We welcome Rick to the team.

“I also want to acknowledge the strong contributions by our vice president of finance, Rich Johnson, over the last eight months in leading the finance organization during our search for a new CFO,” said Gutierrez. “We are grateful for his dedication to GT Solar during the transition and fortunate to have his continued services as a key member of the finance team as our newly named vice president and chief accounting officer.”

“This is a great opportunity to lead the financial organization for a market-leader like GT Solar,” said Mr. Gaynor. “I look forward to working with Tom and the rest of the organization to build upon the success that GT has achieved to date and develop a financial strategy to support the organization’s next stages of growth.”

Mr. Gaynor is a graduate of the National University of Ireland and holds an MBA from Trinity College in Dublin, Ireland.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity. For additional information about GT Solar, please visit www.gtsolar.com.

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Contacts:

Media	Investors/Analysts
Jeff Nestel-Patt	Bob Blair
jeff.nestelpatt@gtsolar.com	bob.blair@gtsolar.com
603-204-2883	603-681-3869